Exhibit 10.6

July 15, 2010

[Name and Address of Employee]

Re: Offer of Employment with Nuvel Inc.

Dear ___________,

I am very pleased to extend to you an offer of employment with Nuvel Inc. (“Nuvel”) beginning on July 15, 2010.  The terms of our offer are as follows:

1.           Position.

You will be employed by the Company as ___________________________ your duties will include the following:  __________________________________________________________________________.

Beginning on the date you join the Company, you will be expected to devote your full working time and attention to the business of the Company and not to work for any other business or Board of Directors seats without the Company’s approval. During the period that you render services to the Company, you agree to not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company or its subsidiaries. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.           Salary and Benefits.

Your annual salary will be $_____________ payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law. To the extent that the Company provides life, health, dental, accident, disability, or other insurance programs; pension, profit-sharing, 401(k), savings, or other retirement programs; vacation periods, or other fringe benefits, and subject to the satisfaction of any general eligibility criteria, you will receive such benefits to the same extent as others similarly situated Company employees. Prior to the Company offering benefits to its employees, we agree to reimburse actual out-of-pocket costs for you as documented by your basic health insurance bills. You will be eligible for reimbursement the month following your first day of employment.

3.           Founder’s Stock

As part of your compensation package and subject to the approval of the Board of Directors, the Company will grant you _____________ founder’s shares of Nuvel Inc. as part of the Company’s stock plan.

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4.           At-Will Employment.

While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with our without cause. Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

5.           Separation Benefits.

Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then-existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. You will not be entitled to any other compensation, award or damages with respect to your employment or termination.

6.           Confidentiality.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard “Proprietary Information and Inventions Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or university, or to violate any other obligations you may have to any former employer or university. You represent that your signing of this offer letter and the Company's Proprietary Information and Inventions Agreement and your employment with the Company will not violate any agreement in place between yourself and current or past employers.

7.           Authorization to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

8.           Arbitration.

You and Nuvel Inc. agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of or relating to this offer letter or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and will not be prohibited, limited, or in any other way restricted from seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration will be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.           Miscellaneous.

This offer letter, together with the Proprietary Information and Inventions Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company.  This offer letter will be governed by the laws of the State of California without reference to conflict of laws provisions.

This offer will remain open until August 20, 2010. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to work with you.

Sincerely,

Jay Elliot
Founder/ CEO, Nuvel Inc.

Accepted and Agreed:

Date:  ____________________________

_________________________________
Name of Employee